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                                                                   Exhibit 10.10


                              EMPLOYMENT AGREEMENT

This Agreement is made and entered into as of the 1st day of August, 1999, by and between APCOA/STANDARD PARKING, INC., a Delaware corporation, having offices in Chicago, Illinois ("EMPLOYER"), and EDWARD E. SIMMONS of Calabasas, California ("EMPLOYEE").

                                    RECITALS

       A. Prior to the effective date hereof, Employee was providing management services for Employer as an employee of D&E Parking, Inc. ("D&E"), pursuant to the terms of that certain Executive Parking Management Agreement, dated as of May 1, 1998, by and among Employer, D&E, Employee and Dale G. Stark, as amended by that certain First Amendment of even date herewith (as so amended, the "MANAGEMENT AGREEMENT"). Employer is in the business of operating private and public parking facilities for itself, its subsidiaries, affiliates and others, and acting as a consultant and/or manager for parking facilities operated by others throughout the United States (Employer and its subsidiaries and affiliates, and other Employer-controlled businesses engaged in parking garage management (in each case including their predecessor's or successor's) are referred to hereinafter as the "PARKING COMPANIES").

       B. In the course of Employee's employment with D&E and hereunder, Employee has had and will have access to highly confidential and proprietary information of the Parking Companies and their clients, including without limitation the information referred to in Paragraph V.

       C. In addition to (and not in lieu of) Employee continuing to perform his duties under the Management Agreement, Employer desires to employ Employee, and Employee desires to be so employed, on and subject to the terms and conditions hereinafter set forth.

       NOW, THEREFORE, in consideration of: (i) the foregoing premises, and;
(ii) the mutual covenants and agreements herein contained, including, but not limited to, the agreement to arbitrate all disputes arising out of this agreement, the Employer and Employee hereby covenant and agree as follows:

I.     PRIOR EMPLOYMENT EXPERIENCE/NO CONFLICT

Employee represents that Employee's employment hereunder will not violate any agreement or obligation to any third party.

II.    AGREEMENT TO BE EMPLOYED - DUTIES/TITLE

Employer hereby employs Employee in the position of Chief Executive Officer of Employer's Western Region (as designated by Employer) and as a Senior Vice President of Employer. Employee shall hold this position and such other positions as the Employer shall from time to time determine. Employee shall perform duties in connection with Employee's employment as


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may be fixed from time to time by Employer. In the performance of his duties and obligations under the Management Agreement and hereunder, Employee agrees to faithfully and competently render Employee's services on a full-time basis, and to devote Employee's best efforts and all of Employee's working time to the business and affairs of Employer. Employee agrees to abide by the Code of Business Conduct which has been or will be promulgated by Employer, and which includes, but is not limited to, prohibitions on insider trading and the disclosure of proprietary or confidential information. Employee acknowledges and agrees that the last sentence of Section 2.3(a) of the Management Agreement shall not be applicable to him during the Term of this Agreement. Instead, Employee shall travel within and outside the Western Region, including without limitation to Employer's headquarters in Chicago, Illinois, as often as may be reasonably required by Employer and/or in order for Employee to properly perform his duties hereunder.

III.   COMPENSATION

Employer shall compensate Employee for Employee's services during the Term of this Agreement as follows:

       A.     SALARY/PERFORMANCE-BASED COMPENSATION.

              Employee shall receive a base salary of Seventeen Thousand Five Hundred Dollars ($17,500.00) per annum, payable in accordance with the payroll schedule of Employer as may be in effect from time to time during the term hereof. The salary shall be subject to periodic review and, in the sole discretion of Employer, may be adjusted upward without affecting any of the other provisions of this Agreement.

              In addition, Employee shall be eligible for annual performance-based compensation ("PBC") in addition to his salary, which will be based upon Employer's profitability and determined for fiscal year 1999, in accordance with the provisions set forth in Exhibit A attached hereto; provided, however, in no event will Employee's PBC for Compensation Year 1999 be less than fifty percent (50%) of the Target Amount (as specified and defined in Exhibit A). For fiscal years after 1999, the PBC shall be in accordance with the PBC program then in effect or any replacement program adopted by Employer for operational Executive Vice Presidents of the Employer.

       B.     BUSINESS EXPENSES.

              Employee shall be reimbursed by Employer for those business expenses authorized by Employer or which are necessarily and reasonably incurred on behalf of Employer and which may properly be deducted by Employer as business expenses for tax purposes.

IV.    BENEFITS

       A.     HEALTH, DISABILITY AND LIFE INSURANCE.

              Employee shall be entitled to participate during the Term in any group health or salary continuation or life insurance plans made available by Employer for its employees


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       in the jurisdiction in which Employee is performing services for
       Employer, subject to the terms, conditions and eligibility restrictions set forth in such plans as from time to time in effect. The premiums for coverage shall be paid by Employer and Employee in such proportion as may be determined from time to time by Employer.

       B.     VACATIONS.

              Employee shall be entitled to receive vacations consistent with past practices under the Management Agreement.

       C.     OTHER BENEFITS.

              Employer shall provide Employee with other perquisites (for example, participation in Employer's 401(k) plan based upon Employee's base salary hereunder, and stock options in the event of a public offering) comparable to those being offered to other of Employer's Executive Vice Presidents. Employee acknowledges and agrees that during the Term, his right to receive such benefits shall be pursuant to this Agreement, and Section 4.3 of the Management Agreement shall not be applicable to him. Employer may, from time to time, provide other benefits to Employee. However, any such additional benefits shall be made available only at the discretion of Employer and may be withdrawn by Employer without incurring any obligations whatsoever to Employee for so doing.

V.     PROTECTION OF EMPLOYER ASSETS

       A.     TRADE SECRET AND CONFIDENTIAL INFORMATION.

              Employee recognizes and acknowledges that the acquisition and operation of, and the providing of consulting services for, parking facilities is a unique enterprise and that there are relatively few firms engaged in these businesses in the primary areas in which the Parking Companies operates. Employee further recognizes and acknowledges that as a result of employment with the Parking Companies, Employee has had and will continue to have access to confidential information and trade secrets of the Parking Companies that constitute proprietary information that the Parking Companies are entitled to protect, which information constitutes special and unique assets of the Parking Companies, including without limitation: (1) information relating to the Parking Companies' manner and methods of doing business, including without limitation, strategies for negotiating leases and management agreements; (2) the identity of the Parking Companies' clients, customers, lessors and locations, and the identity of any individuals or entities having an equity or other economic interest in any of the Parking Companies to the extent such identity has not otherwise been voluntarily disclosed by any of the Parking Companies; (3) the specific confidential terms of management agreements, leases or other business agreements, including without Limitation the duration of, and the fees, rent or other payments due thereunder; (4) the identities of beneficiaries under land trusts;
       (5) the business, developments, activities or systems of the Parking Companies, including without limitation any marketing or customer service oriented programs in the development stages or not otherwise known to the general public; (6) information


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       concerning the business affairs of any individual or firm doing business with the Parking Companies; (7) financial data and the operating expense structure pertaining to any parking facility owned, operated, leased or managed by the Parking Companies or for which the Parking Companies have or are providing consulting services; and (8) other confidential information and trade secrets relating to the operation of the Employer's business (the matters described in this sentence hereafter referred to as the "Trade Secret and Confidential Information").

       B.     CUSTOMER RELATIONSHIPS.

              Employee understands and acknowledges that the Employer has expended significant resources over many years to identify, develop, and maintain its clients. Employee additionally acknowledges that the Employer's clients have had continuous and long-standing relationships with the Employer and that, as a result of these close, long-term relationships, the Employer possess significant knowledge of its clients and their needs. Finally, Employee acknowledges Employee's association and contact with these clients is derived solely from employment with the Employer. Employee further acknowledges that the Employer does business throughout the United States and that Employee personally has significant contact with the Employer customers solely as a result of his relationship with the Employer in the Western Region.

       C.     CONFIDENTIALITY.

              With respect to Trade Secret and Confidential Information, and except as may be required by the lawful order of a court of competent jurisdiction, Employee agrees that he shall:

              (1) hold all Trade Secret and Confidential Information in strict confidence and not publish or otherwise disclose any portion thereof to any person whatsoever except with the prior written consent of the Employer;

              (2) use all reasonable precautions to assure that the Trade Secret and Confidential Information are properly protected and kept from unauthorized persons;

              (3) make no use of any Trade Secret and Confidential Information except as is required in the performance of his duties for the Employer; and

              (4) upon termination of his employment with the Employer, whether voluntary or involuntary and regardless of the reason or cause, or upon the request of the Employer, promptly return to the Employer any and all documents, and other things relating to any Trade Secret and Confidential Information, all of which are and shall remain the sole property of the Employer. The term "documents" as used in the preceding sentence shall mean all forms of written or recorded information and shall include, without limitation, all accounts, budgets, compilations, computer records (including, but not limited to, computer programs, software, disks, diskettes or any other electronic or magnetic storage media), contracts,


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                     correspondence, data, diagrams, drawings, financial
                     statements, memoranda, microfilm or microfiche, notes, notebooks, marketing or other plans, printed materials, records and reports, as well as any and all copies, reproductions or summaries thereof.

Notwithstanding the above, nothing contained herein shall restrict Employee from using, at any time after the Employee's termination of employment with the Employer, information which is in the public domain or knowledge acquired during the course of his employment with the Employer which is generally known to persons of the Employee's experience in other companies in the same industry.

       D.     ASSIGNMENT OF INTELLECTUAL PROPERTY RIGHTS.

              Employee agrees to assign to the Employer any and all intellectual property rights including patents, trademarks, copyright and business plans or systems developed, authored or conceived by Employee while so employed and relating to the business of the Employer, and Employee agrees to cooperate with the Employer's attorneys to perfect ownership rights thereof in the Employer or any one or more of the Employer. This agreement does not apply to an invention for which no equipment, supplies, facility or Trade Secret and Confidential Information of the Employer was used and which was developed entirely on Employee's own time, unless (a) the invention relates either to the business of the Employer or to actual or demonstrably anticipated research or development of the Parking Companies, or (b) the invention results from any work performed by Employee for the Parking Companies.

       E.     INEVITABLE DISCLOSURE.

              Based upon the Recitals to this Agreement and the representations Employee has made in Paragraphs V.A. and V.B. above, Employee acknowledges that the Employer's business is highly competitive and that it derives significant value from both its Trade Secret and Confidential Information not being generally known in the marketplace and from their long-standing near-permanent customer relationships. Based upon this acknowledgment and the acknowledgments in Paragraphs V.A. and V.B., Employee further acknowledges that he inevitably would disclose the Employer's Trade Secret and Confidential Information, including trade secrets, should Employee serve as director, officer, manager, supervisor, consultant, independent contractor, owner of greater than 1% of the stock, representative, agent, or executive (where Employee's duties as an employee would involve any level of strategic, advisory, technical, creative sales, or other similar input) for any person, partnership, joint venture, firm, corporation, or other enterprise which is a competitor of the Employer engaged in providing parking facility management services because it would be impossible for Employee to serve in any of the above capacities for such a competitor of the Employer without using or disclosing the Employer's Trade Secret and Confidential Information, including trade secrets.

       F.     NON-SOLICITATION.


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              Employee agrees that while employed by the Employer and for a period of eighteen (18) months after the Date of Termination, Employee shall not, directly or indirectly:

       (1) without first obtaining the express written permission of the Employer's General Counsel which permission may be withheld solely in the Employer's discretion, directly or indirectly contact or solicit business from any client or customer of the Employer with whom Employee had any contact or about whom Employee acquired any Trade Secret or Confidential Information during employment with the Employer or about whom Employee has acquired any information as a result of Employee's employment with the Employer. Likewise, Employee shall not, without first obtaining the express written permission of the Employer's General Counsel which permission may be withheld solely in the Employer's discretion, directly or indirectly contact or solicit business from any person responsible for referring business to the Employer or who regularly refers business to the Employer with whom Employee had any contact or about whom Employee acquired any Trade Secret or Confidential Information during employment with the Employer or about whom Employee has acquired any information as a result of Employee's employment with the Employer. Employee's obligations set forth in this subparagraph are in addition to those obligations and representations, including those regarding Trade Secret and Confidential Information and Inevitable Disclosure set forth elsewhere in this Agreement; or

       (2) take any action to recruit or to assist in the recruiting or solicitation for employment of any officer, employee or representative of the Parking Companies.

              It is not the intention of the Employer to interfere with the employment opportunities of former employees except in those situations, described above, in which such employment would conflict with the legitimate interests of the Employer. If the Employee, after the termination of his employment hereunder, has any question regarding the applicability of the above provisions to a potential employment opportunity, Employee acknowledges that it is Employee's responsibility to contact the Employer so that the Employer may inform Employee of its position with respect to such opportunity.

       G.     REMEDIES.

              Employee acknowledges that Employer would be irreparably injured by a violation of the covenants of this Paragraph V, and agrees that Employer, in addition to any other remedies available to it by reason of such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order or other equivalent relief, restraining Employee from any actual or threatened breach of any of the provisions of this Paragraph V, to the extent that such an action is consistent with the provisions of


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       Paragraph VIII, below. If a bond is required to be posted in order for any Employer Entity to secure an injunction or other equitable remedy, the parties agree that said bond need not exceed a nominal sum. This paragraph shall be applicable regardless of the reason for Employee's termination of employment, and independent of any alleged action or alleged breach of any provision hereby by Employer.

VI.    TERM

The term (the "Term") of Employee's employment hereunder shall be deemed to have commenced as of the date, first written above, and shall continue in full force and effect thereafter at will until terminated by either party upon written notice to the other.

VII.   NOTICES

Any notice which any party shall be required or shall desire to serve upon the other shall be fully given if mailed by registered or certified mail, postage prepaid, addressed:

In the case of EMPLOYEE to:         In the case of EMPLOYER to:

Edward Simmons                      Robert N. Sacks
3190 Mountain Park Drive            Executive Vice President and General Counsel
Calabasas, California 91302         APCOA/Standard Parking
                                    900 North Michigan, Suite 1600
                                    Chicago, Illinois 60611

VIII.    ARBITRATION OF DISPUTES

       A.     SCOPE OF AGREEMENT.

              Employer and Employee agree to take all reasonable steps to resolve any employment-related legal and/or judicial disputes between them quickly and fairly. Should such matters remain unresolved, Employer and Employee agree that final and binding arbitration shall be the exclusive remedy for any dispute between them relating to all common law, statutory, legal or judicial claims, including, but not limited to, any claims for breach of contract and for violation of laws forbidding discrimination on the basis of race, color, religion, gender, age, national origin, disability, or any other legally protected status. Explicitly excluded from this provision are claims regarding or relating to amount and/or adequacy of compensation, promotion, transfer, reassignment of job duties and responsibilities, and discipline, except to the extent that such disputes involve common law, statutory, legal or judicial claims.

              This Agreement does not preclude administrative claims for workers' compensation or unemployment compensation benefits or the filing of charges with government agencies.

              Any controversy over whether a dispute is an arbitrable dispute or as to the interpretation or enforceability of the paragraph with respect to such arbitration shall be determined by the arbitrator. This Agreement does not affect substantive rights; it simply


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       governs forum. For example, the arbitrator is to apply the same statutes of limitations and to award the same relief that a court would in a judicial proceeding.

       B.     PROCEDURE.

              Arbitration shall be before a single arbitrator in the city in which the Employee's immediate supervisor maintains his/her main office when the matter is submitted to arbitration, unless the parties mutually agree to hold the arbitration in a different location. The arbitration will be administered in accordance with the employment dispute rules of the American Arbitration Association (AAA), and its procedures then in effect. If the parties cannot agree on an arbitrator, then the AAA rules will govern selection. The Employer will pay the fees of the AAA and the arbitrator. However, in the event that the Employee submits a matter to arbitration, he/she shall be responsible for contributing to such fees an amount equivalent to the amount required to file a complaint of the same type in the state court which is geographically closest to the site of the arbitration.

              The arbitrator's award is to be in writing, with reasons given and evidence cited for the award. The arbitrator shall have the discretion to award fees (including administrative charges, costs and/or reasonable attorney's fees actually expended) to the prevailing party, in accordance with controlling law. Any court of competent jurisdiction may enter judgment upon the award, either by: (1) confirming the award, or; (2) vacating, modifying or correcting the award: (a) on any ground referred to in the U.S. Arbitration Act, (b) where the findings of fact are not supported by substantial evidence, or; (c) where the conclusions of law are erroneous.

IX.    CHOICE OF LAW

This Agreement shall be construed in accordance with the laws and decisions of the State of Illinois.

X.     MISCELLANEOUS

       A. This Agreement supersedes all prior agreements and understandings either oral or in writing between the parties hereto, and expresses the whole and entire agreement between the parties with reference to Employee's employment. In the event of a conflict between any of the provisions contained in this Agreement and the provisions of the Management Agreement, the provisions contained herein shall govern and control.

       B. No purported change or modification or waiver of any provisions of this Agreement shall be valid unless the same is in writing and signed by the party against whom it is sought to be enforced.

       C. If any provision of this Agreement is unenforceable, the parties agree that that provision and all other provisions of the Agreement shall remain in effect to the fullest extent permitted by law.


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       D.     This Agreement shall be binding upon Employee's heirs, executors, administrators or other legal representatives. Employee's duties hereunder are personal and may not be assigned.

       E. Employee has executed and delivered this Agreement as Employee's free and voluntary act, after having determined that the provisions contained herein are of a material benefit to Employee, and that the duties and obligations imposed on Employee hereunder are fair and reasonable and will not prevent Employee from earning a livelihood following the termination of Employee's employment with Employer.

       F. Employee has read and fully understands the terms and conditions set forth herein, has had time to reflect on and consider the benefits and consequences of entering into this Agreement and has had the opportunity to review the terms hereof with an attorney or other representative if Employee so chooses.

IN WITNESS WHEREOF, Employee and Employer have executed this Agreement as of the day and year first written above.

EMPLOYER:                                        EMPLOYEE:

APCOA/STANDARD PARKING, INC.

By: /s/ James A. Wilhelm                         /s/ Edward E. Simmons
    --------------------------------             ------------------------
Name: James A. Wilhelm                           Edward E. Simmons
      ------------------------------
Title: Sr. E.V.P.
       -----------------------------


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                                    EXHIBIT A
                                       TO
                           EMPLOYMENT AGREEMENT DATED
                              AS OF AUGUST 1, 1999
                                     BETWEEN
                                 EDWARD SIMMONS
                                       AND
                          APCOA/STANDARD PARKING, INC.



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PERFORMANCE BASED COMPENSATION PLAN

FINANCIAL & ADMINISTRATIVE SENIOR MANAGEMENT
CEO, Western Region

Name:  Ed Simmons                               Compensation Year:  1999
       ----------                                                   --------

Approved By:

VP:  N/A                                        Target Amount  $40,000.00
     -----------                                               --------------

SVP:  N/A
      ----------
                                                All based on Company Performance
EVP:  __________


COMPANY PERFORMANCE

For every 1 % that the Company exceeds or falls short of budgeted adjusted EBITDA, the employee will receive a 5% increase or decrease in the targeted amount for Company performance. The maximum payment is 200% of the target, The Company must meet at least 80% of budgeted adjusted EBITDA(1) for any amount to be paid for Company performance.

       Example: If the Company achieves 102% of budgeted adjusted EBITDA, the employee will receive 110% of the target for Company performance.

Total amount to be paid due to actual 1999 Company performance is:





--------------------------------------------------------------------------------
Payment of the above Performance Based Compensation ("PBC") is contingent upon your continued employment with the Company as of December 31, 1999.
--------------------------------------------------------------------------------

-----------------
(1) EBITDA could be adjusted for any number of reasons. By way of example, EBITDA always would be adjusted to reflect any unbudgeted acquisitions that occurred during the year.